<FILENAME>ims041706psa_ex99-1.txt
                                                                   EXHIBIT 99.1
April 17, 2006

           International Monetary Systems Receives $1 Million in Equity Capital from Praetorian Offshore Ltd.

   New Berlin, Wis., April 17, 2006 - International Monetary Systems, Ltd. (OTC BB:INLM), a worldwide leader in business-to-business barter services, today announced that it has received an equity investment of $1 million from Praetorian Offshore Ltd. The funds will be used to finance additional acquisitions, to reduce outstanding debt, and for working capital.

   International Monetary Systems' CEO, Don Mardak, commented: "We are thrilled to have earned the confidence of a firm such as Praetorian Capital. Unlike so many funding opportunities that have been presented to us, this is a pure equity investment in our company's common stock, which demonstrates the confidence that Praetorian management has in our future. Having a partner of this quality should enable us to accelerate our industry roll-up strategy and realize many of our short-term and long-term goals."

   For further details of this transaction, refer to the Form 8-K that has been filed with the U.S. Securities and Exchange Commission at www.sec.gov.


About International Monetary Systems

   Founded in 1989, International Monetary Systems (IMS) serves more than 9,700 customers representing 14,000 cardholders in 35 U.S. markets. Based in New Berlin, Wis., IMS is one of the largest publicly traded barter companies in the world and is continually expanding its exchange locations. The company's proprietary transaction network enables businesses and individuals to trade goods and services throughout North America. Using an electronic currency known as trade dollars, IMS exchanges allow companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Managed by seasoned industry veterans, IMS is a recognized member of the National Association of Trade Exchanges (NATE) and International Reciprocal Trade Association (IRTA). Further information can be obtained at the company's Web site at: www.internationalmonetary.com.

   Contact:  International Monetary Systems, Ltd., New Berlin, WI
             John Strabley, 800-559-8515
             http://www.internationalmonetary.com